EXHIBIT 5.1

August 30, 2011

USEC Inc.
2 Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

Re: Registration Statement No. 333-______; 22,826,407 shares of Common Stock, par value $0.10 per share

Ladies and Gentlemen:

We have acted as special counsel to USEC Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 22,826,407 shares of common stock, $0.10 par value per share (the “Shares”) issuable (i) upon conversion of shares of Series B-1 12.75% Convertible Preferred Stock, $1.00 par value per share (the “Series B-1 Preferred Shares”) and, when applicable, shares of Series C Convertible Participating Preferred Stock, $1.00 par value per share (the “Series C Preferred Shares”) and (ii) upon conversion of 6,250 shares of Series C Convertible Participating Preferred Stock (the “Series C Preferred Warrant Shares”) issuable upon exercise of a warrant dated September 2, 2010 (the “Warrant”).  The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2011 (Registration No. 333– ____) (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  We have examined, among other things, the following:

(a)	The Securities Purchase Agreement dated as of May 25, 2010 (the “Securities Purchase Agreement”);

(b)	The Warrant;

(c)
The Certificate of Incorporation of the Company, in the form filed with the Secretary of State of the State of Delaware on June 29, 1998, the Certificate of Amendment to the Certificate of Incorporation of the Company, in the form filed with the Secretary of State of the State of Delaware on April 25, 2008, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company, in the form filed with the Secretary of State of the State of Delaware on April 25, 2001, the Certificate of Increase of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company, in the form filed with the Secretary of State of the State of Delaware on September 21, 2007, the Certificate of Designation of Series B-1 12.75% Convertible Preferred Stock of the Company, in the form filed with the Secretary of State of the State of Delaware on September 2, 2010 and the Certificate of Designation of Series C Convertible Participating Preferred Stock of the Company, in the form filed with the Secretary of State of the State of Delaware on September 2, 2010 (collectively, the “Certificate of Incorporation”);

(d)	The Amended and Restated Bylaws of the Company in effect as of the date hereof; and

(e)	Certain resolutions of the Board of Directors of the Company and certain committees thereof.

With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.           The Shares issuable upon conversion of the Series B-1 Preferred Shares and, when applicable, the Series C Preferred Shares, have been duly authorized by all necessary corporate action of the Company, and, where applicable, upon issuance of the Series C Preferred Shares in accordance with the Securities Purchase Agreement and the Certificate of Incorporation, when such Shares shall have been (i) duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the converting holders of the Series B-1 Preferred Shares and, when applicable the Series C Preferred Shares, and (ii) issued in accordance with the terms of the Securities Purchase Agreement and the Certificate of Incorporation, such Shares will be validly issued, fully paid and non-assessable.

2.           The Shares issuable upon conversion of the Series C Preferred Warrant Shares issuable upon exercise of the Warrant have been duly authorized by all necessary corporate action of the Company, and, upon issuance of the Series C Preferred Shares in accordance with the Securities Purchase Agreement and the Certificate of Incorporation, when such Shares shall have been (i) duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the converting holders of the Series C Preferred Warrant Shares, and (ii) issued in accordance with the terms of the Securities Purchase Agreement and the Certificate of Incorporation, such Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP